QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

AT EPIX
Peyton Marshall, Chief Financial Officer
Angela Elrod, Investor Relations Manager
(617) 250-6012

FOR IMMEDIATE RELEASE
June 1, 2004

EPIX Announces Offering of Convertible Senior Notes

Cambridge, MA, June 1, 2004—EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), announced today that it has commenced a private offering of up to $75 million aggregate principal amount of convertible senior notes. EPIX expects to grant the initial purchasers a 30-day option to purchase up to an additional $25 million aggregate principal amount of such notes. EPIX intends to use the proceeds for general corporate purposes, which may include working capital, capital expenditures, research and development and commercialization activities. EPIX may also use the proceeds for potential acquisitions or other strategic investments, or to repay outstanding indebtedness.

The notes will be offered only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond EPIX's control, and could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, EPIX's ability to complete the offering of convertible senior notes under acceptable terms or on the anticipated timetable, market conditions, and other risks and uncertainties detailed from time to time in EPIX's filings with the Securities and Exchange Commission.

QuickLinks

  Exhibit 99.1
EPIX Announces Offering of Convertible Senior Notes